NEWS RELEASE NYSE: Common Stock Symbol “MMR”
McMoRan Exploration Co. Temporary Headquarters 5353 Essen Lane Baton Rouge, LA 70809

	Financial Contact: David P. Joint (225) 765-2205	Media Contact: William L. Collier (225) 765-2226

McMoRan Exploration Co. Updates Gulf of Mexico and Gulf Coast Exploration and Development and Main Pass Energy Hub™ Activities

BATON ROUGE, LA, October 3, 2005 - McMoRan Exploration Co. (NYSE: MMR) updated today its Gulf of Mexico and Gulf Coast exploration and production activities following Hurricane Katrina and Hurricane Rita. McMoRan’s initial assessment of its exploration and development operations, production facilities and the Main Pass Energy HubTM (MPEHTM) platforms indicate no apparent major damage.

After Hurricane Katrina, production had been restored on all production facilities with the exception of production at Main Pass Block 299 and Main Pass Block 86 (“Shiner”). Subsequently, Hurricane Rita resulted in shut-in of all producing facilities. All facilities have been inspected and all are expected to return to production, pending availability of third party downstream facilities, with the exception of Main Pass Block 299 and Shiner where repairs to damages resulting from Hurricane Katrina continue. Repairs to the Main Pass Block 299 oil facilities are under way and production is expected to be restored in the fourth quarter of 2005. Prior to Hurricane Katrina, oil production at Main Pass 299 averaged approximately 3,500 barrels per day (2,900 bbls/day or 17 million cubic feet equivalents per day (Mmcfe/day) net to McMoRan) during the third quarter of 2005. Repairs at Shiner will be completed promptly, and full production is pending repairs to a third party terminal facility damaged by Hurricane Katrina, which are expected to be completed in the fourth quarter of 2005. Prior to Hurricane Katrina, production at Shiner averaged approximately 16 Mmcfe/d (6 Mmcfe/d net to McMoRan) during the third quarter of 2005.

McMoRan expects its third quarter 2005 production to average approximately 40 Mmcfe/day, including 1,800 bbls/day (11 Mmcfe/day) for McMoRan’s share of production at Main Pass Block 299. Absent production downtime for Hurricanes Katrina and Rita, McMoRan estimates third quarter 2005 production would have approximated 57 Mmcfe/day, including 2,900 bbls/day (17 Mmcfe/day) for McMoRan’s share of oil production at Main Pass 299.

McMoRan is actively engaged in exploratory activities on the following four prospects, JB Mountain Deep at South Marsh Island Block 224, Cane Ridge at Louisiana State Lease 18055, Long Point at Louisiana State Lease 18090 and Elizabeth at South Marsh Island Block 230. McMoRan is also actively engaged in development activities at King Kong No. 2 at Vermilion Blocks 16/17, Hurricane No. 2 at South Marsh Island Block 217 and West Cameron Block 43 No. 4. Barge rigs working in open water locations (JB Mountain Deep, Hurricane No. 2, and King Kong No. 2.) were moved inland to safe harbor prior to Hurricane Rita. None of these rigs sustained significant damage and all are returning to operations. The drilling rig at Long Point sustained no significant damage and drilling operations have resumed. Work is on-going to restore a flooded access road to the Cane Ridge location. The jack-up rig at the Elizabeth prospect remained on location and is currently drilling.

McMoRan expects to commence drilling at least three additional prospects by year-end 2005 and is also actively pursuing opportunities through its exploration venture to acquire additional acreage and prospects through farm-in or other arrangements.

McMoRan also reported the acquisition of rights to an additional exploration prospect from El Paso Production Company, a subsidiary of El Paso Corporation (NYSE: EP). In addition to the rights on six prospects acquired in June 2005, McMoRan acquired rights to the Cabin Creek prospect at West Cameron Block 95. McMoRan expects the Cabin Creek well, which has a planned total depth of 18,500 feet, to commence drilling in the fourth quarter. McMoRan and its private partner will fund 100 percent of the drilling costs to casing point in the well. At casing point, El Paso can elect to participate for a 25 percent interest, and McMoRan and its private partner would own a 75 percent working interest (37.5 percent each) and an approximate 62 percent net revenue interest (approximately 31 percent each).

DRILLING SCHEDULE

	Working Interest	Net Revenue Interest	Current Depth	Proposed Total Depth	Spud Date
Exploration In-Progress
South Marsh Island Block 224 “JB Mountain Deep”*	27.5%	19.4%	18,000'	23,000'	July 14, 2005
Louisiana State Lease 18090 “Long Point”	37.5%	26.8%	16,700'	20,000'	July 21, 2005
Louisiana State Lease 18055 “Cane Ridge”	37.5%	27.5%	9,800'	16,500'	July 29, 2005
South Marsh Island Block 230 “Elizabeth”*	15.0%	11.3%	1,100'	20,000'	September 16, 2005
Development
West Cameron Block 43 No. 4*	41.7%	32.3%	18,500'	18,500'	April 25, 2005
Vermilion Blocks 16/17 “King Kong No. 2”	40.0%	29.2%	12,500'	13,750'	August 12, 2005
South Marsh Island Block 217 “Hurricane No. 2”	27.5%	19.4%	7,250'	16,000'	August 21, 2005
Near-Term Well**
West Cameron Block 95 “Cabin Creek”*	37.5%	31.0%	n/a	18,500'	Fourth-Quarter 2005
Louisiana State Lease 18350 “Point Chevreuil”	25.0%	17.5%	n/a	17,000'	Fourth-Quarter 2005

* Depending upon applicability of the Deep Gas Royalty Relief eligibility criteria, the leases on which these wells are located could be eligible for royalty relief up to 25 Bcf under current Minerals Management Service guidelines. McMoRan’s net revenue interest would increase during the royalty relief period for eligible leases.

** Timing is subject to change.

DEVELOPMENT ACTIVITIES
McMoRan is engaged in development activities at King Kong, Hurricane and West Cameron Block 43.

McMoRan reported positive drilling results at the King Kong No. 2 development well at Vermilion Blocks 16/17 where log-while-drilling tools indicated approximately 100 feet of possible hydrocarbon bearing sands. The King Kong No. 2 well commenced drilling on August 12, 2005, and prior to Hurricane Rita had been drilled to 12,500 feet towards a planned total depth of 13,750 feet to evaluate deeper targets. The King Kong No. 2 development well is a direct offset mapped updip to the King Kong No. 1 discovery well. McMoRan expects to establish production in the fourth quarter from the King Kong No. 1 and the King Kong No. 2 wells. A third well, King Kong No. 3, is being planned. As previously reported, a successful production test on the King Kong No. 1 was conducted during August 2005 and indicated a gross flow rate of approximately 20.6 million cubic feet of natural gas per day (Mmcf/d), approximately 3,600 bbls/d and zero barrels of water (total of approximately 42 Mmcfe/d, 12 Mmcfe/d net to McMoRan) on a 28/64ths choke from 34 net feet of perforations below 15,400 feet in the well. McMoRan has a 40.0 percent working interest and a 29.2 percent net revenue interest in the King Kong prospect, which is located in 12 feet of water. McMoRan is the operator of the well and has rights to approximately 1,850 gross acres in the area.

The Hurricane No. 2 development well at South Marsh Island Block 217 commenced drilling on August 21, 2005, and prior to Hurricane Rita had been drilled to 7,250 feet towards a planned total depth of 16,000 feet. The Hurricane No. 2 development well is located northwest of the Hurricane discovery well and prior to Hurricane Rita was producing at a reduced rate of approximately 23 Mmcf/d and 900 bbls/d (28 Mmcfe/d gross, 5 Mmcfe/d net to McMoRan). The operator expects to produce the well at a reduced rate until mechanical issues are resolved. McMoRan holds a 27.5 percent working interest and 19.4 percent net revenue interest and has rights to approximately 7,700 gross acres in the Hurricane area, which is located offshore Louisiana in 10 feet of water. Production from Hurricane uses the Tiger Shoal facilities, which are also being used to produce the JB Mountain and Mound Point discoveries in the OCS 310/State Lease 340 area.

McMoRan reported a successful production test at West Cameron Block 43 No. 4. The well indicated a gross rate of 3.5 Mmcf/d and 800 bbls/day (8.3 Mmcfe/d gross, 2.7 Mmcfe/d net to McMoRan) on a 14/64th choke with flowing tubing pressure of approximately 4,100 pounds per square inch and was shut-in prior to further flow evaluation. Production from the West Cameron Block 43 field (No. 3 and No. 4 wells) is expected to commence in fourth quarter 2005. McMoRan holds a 23.4 percent working interest and an 18.0 percent net revenue interest in the West Cameron Block 43 No. 3 well and a 41.7 percent working interest and a 32.3 percent net revenue interest in the West Cameron Block 43 No. 4 well. The West Cameron Block 43 lease, located in 30 feet of water, 8 miles offshore, is eligible for Deep Gas Royalty Relief.

MAIN PASS ENERGY MPEH™ UPDATE
McMoRan’s MPEH™ platforms, located in the Eastern Gulf of Mexico, were not significantly affected by Hurricane Rita. As previously reported, McMoRan completed an initial assessment of its MPEHTM platforms following Hurricane Katrina. Katrina's eye wall passed approximately 50 miles west of the facility, with no apparent significant structural damage to the platforms. A subsurface inspection will be completed. The MPEH™ platforms were designed to withstand significant hurricane events.

As previously reported, McMoRan is working to establish a major new offshore LNG import terminal at Main Pass Block 299 and has applied for a license for the proposed project under the Deepwater Port Act.  The Deepwater Port Act was amended in 2002 to include natural gas ports to help meet the expected U.S. demand for natural gas by expanding access to worldwide supply sources.  In connection with the licensing process, the United States Coast Guard (Coast Guard) and the Maritime Administration published in June 2005 a Draft Environmental Impact Statement (EIS) for the MPEH™ Deepwater Port License Application, and conducted public meetings in July 2005 to allow public comments on the Draft EIS.  The Draft EIS evaluated potential environmental impacts associated with construction and operation of MPEH™ and concluded that the project would not result in significant adverse impacts.

As part of the licensing process, the Coast Guard receives comments on the Draft EIS for consideration in preparation of the Final EIS.  The Coast Guard is preparing the Final EIS and on August 26, 2005, requested additional information in response to comments received on the Draft EIS, primarily related to fisheries, air quality and water quality. As previously reported, the Coast Guard temporarily suspended the 330-day review period on August 26, 2005, indicating that the suspension would be of short duration, in order to accommodate the information request and a scheduling adjustment. A copy of the Coast Guard letter was filed on Form 8-K with the Securities and Exchange Commission.

Subsequent to the August 26, 2005, request for information from the Coast Guard, McMoRan responded with additional information to enable the Coast Guard to complete the Final EIS. However, because of Hurricane Katrina, the Coast Guard recently advised all Deepwater Port applicants, including MPEH™, it is currently unable to schedule the public hearings necessary to resume the processing of Deepwater Port Applications because of the State of Emergency in the Gulf of Mexico. The Coast Guard indicated that they recognize the importance of these projects and will move forward as soon as practical. A copy of the Coast Guard letter dated September 23, 2005, is being filed with this press release on Form 8-K with the Securities and Exchange Commission.

Substantial progress on McMoRan’s pending Deepwater Port License application has been achieved. The remaining steps in the application process, once it resumes, include publication of the Final EIS and conducting final public hearings. Under the Deepwater Port Act, a Record of Decision on a License Application is required within 90 days of the final public hearing.

The MPEH™ terminal is located in 210 feet of water and would be capable of regasifying LNG at a rate of 1 Billion cubic feet (Bcf) per day. The use of existing facilities provides significant cost advantages and the proposed project’s offshore location near established shipping lanes is advantageous. Additional investments are being considered to develop significant on-site cavern storage for natural gas in the large salt dome structure at this site and for pipeline connections to enhance gas delivery from Main Pass to markets in the United States. The proximity of the proposed project to major natural gas markets and the availability of on-site salt dome cavern storage provide a potential opportunity to expand the project beyond a typical LNG receiving facility, creating opportunities for substantial additional values. The proposed design includes 28 Bcf of initial cavern storage availability and aggregate peak deliverability from the proposed terminal, including deliveries from storage, of up to 2.5 Bcf per day.

McMoRan is continuing discussions with potential LNG suppliers in the Atlantic Basin and natural gas consumers in the United States to develop commercial arrangements for the facilities.

McMoRan’s operating personnel are currently operating at temporary offices in Houston, Texas and its financial and administrative personnel have established temporary offices in Baton Rouge, LA.  Our temporary mailing address is 5353 Essen Lane, Baton Rouge, LA 70809.  Our phone number in Baton Rouge is 225-765-2200.  Questions can also be sent by email to IR@fmi.com.

McMoRan Exploration Co. is an independent public company engaged in the exploration, development and production of oil and natural gas offshore in the Gulf of Mexico and onshore in the Gulf Coast area. McMoRan is also pursuing plans for the development of the MPEHTM which will be used for the receipt and processing of liquefied natural gas and the storage and distribution of natural gas. Additional information about McMoRan and the MPEHTM project is available on its internet website “www.mcmoran.com” and at “www.mpeh.com”.

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CAUTIONARY STATEMENT: This press release contains certain forward-looking statements regarding various oil and gas discoveries, oil and gas exploration, development and production activities, anticipated and potential production and flow rates; anticipated revenues; potential reversionary interests and the potential payout of those reversionary interests; the economic potential of properties; estimated exploration costs; the potential Main Pass Energy HubTM Project, the expected near-term funding of the related permitting process and the estimated capital costs for developing the project. Accuracy of the projections depends on assumptions about events that change over time and is thus susceptible to periodic change based on actual experience and new developments. McMoRan cautions readers that it assumes no obligation to update or publicly release any revisions to the projections in this press release and, except to the extent required by applicable law, does not intend to update or otherwise revise the projections more frequently than quarterly. Important factors that might cause future results to differ from these projections include: variations in the market prices of oil and natural gas; drilling results; unanticipated fluctuations in flow rates of producing wells; oil and natural gas reserves expectations; the ability to satisfy future cash obligations and environmental costs; general exploration and development risks and hazards; the feasibility of the potential Main Pass Energy HubTM and the ability to obtain regulatory approvals and significant project financing for such project. Such factors and others are more fully described in more detail in McMoRan’s 2004 Annual Report on Form 10-K on file with the Securities and Exchange Commission.

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